GECC SERIES A FIXED RATE PRICING SUPPLEMENT
PROSPECTUS	Pricing Supplement No. 3856
Dated November 21, 2002	Dated January 30, 2003
PROSPECTUS SUPPLEMENT	Rule 424(b)(3)-Registration Statement
Dated November 22, 2002	No. 333-100527

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES A

(Floating Rate Notes)

Trade Date: January 30, 2003

Settlement Date (Original Issue Date): February 6, 2003

Maturity Date: February 6, 2006

Principal Amount (in Specified Currency): US$ 160,000,000

Price to Public (Issue Price): 100.00%

Agent's Discount or Commission: 0.250%

Net Proceeds to Issuer: US$159,600,000

Interest Rate:

Interest Calculation:

■ Regular Floating Rate

☐ Inverse Floating Rate

☐ Other Floating Rate

Interest Rate Basis: ☐ CD Rate ☐ Commercial Paper Rate

☐ Federal Funds Rate (See "Additional Terms - Interest" below)

■ LIBOR ☐ Prime Rate ☐ Treasury Rate

☐ Other (See "Additional Terms - Interest" below)

Spread (Plus or Minus): Three Month USD LIBOR plus 20 basis points

Spread Multiplier: N/A

Index Maturity: Three Months

Index Currency: U.S. Dollars

Maximum Interest Rate: N/A

Minimum Interest Rate: N/A

CAPITALIZED TERMS USED IN THIS PRICING SUPPLEMENT WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.

(Floating Rate)
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Pricing Supplement No. 3856
Dated January 30, 2003
Rule 424(b)(3)-Registration Statement
No. 333-100527

Interest Payment Period: Quarterly

Interest Payment Dates: Quarterly on each February 6th , May 6th , August 6th and November 6th , commencing May 6, 2003.

Initial Interest Rate: To be determined two London Business Days prior to the Original Issue Date based on the three month USD LIBOR plus 20 basis points.

Interest Reset Periods and Dates: Quarterly on each Interest Payment Date.

Interest Determination Dates: Quarterly, two London Business Days prior to each Interest Reset Date.

Clearance and Settlement:

_X_ DTC only

_ DTC global (including through its indirect participants Euroclear and Clearstream, Luxembourg as described under "Global Clearance and Settlement Procedures" in the accompanying Prospectus Supplement)

___ DTC and Euroclear/Clearstream, Luxembourg (as described under "Description of Notes General - Special Provisions Relating to Certain Foreign Currency Notes" in the accompanying Prospectus Supplement).

___ Euroclear and Clearstream, Luxembourg only

CUSIP No.: 36962GB29

Repayment, Redemption and Acceleration

Optional Repayment Date(s): N/A

Initial Redemption Date: N/A

Initial Redemption Percentage: N/A

Annual Redemption Percentage Reduction: N/A

Modified Payment Upon Acceleration: N/A

(Floating Rate)
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Pricing Supplement No. 3856
Dated January 30, 2003
Rule 424(b)(3)-Registration Statement
No. 333-100527

Original Issue Discount:

Amount of OID: N/A

Yield to Maturity: N/A

Interest Accrual Date: N/A

Initial Accrual Period OID: N/A

Amortizing Notes:

Amortization Schedule: N/A

Dual Currency Notes:

Face Amount Currency: N/A

Optional Payment Currency: N/A

Designated Exchange Rate: N/A

Option Value Calculation Agent: N/A

Option Election Date(s): N/A

Indexed Notes:

Currency Base Rate: N/A

Determination Agent: N/A

Listing:

___ Listed on the Luxembourg Exchange

_X_ Not listed on the Luxembourg Exchange

___ Other listing: (specify)

Additional Information:

General.

At September 28, 2002 the Company had outstanding indebtedness totaling $252.640 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at September 28, 2002 excluding subordinated notes payable after one year was equal to $251.682 billion.

(Floating Rate)
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Pricing Supplement No. 3856
Dated January 30, 2003
Rule 424(b)(3)-Registration Statement
No. 333-100527

Plan of Distribution:

The Notes are being purchased by Salomon Smith Barney (the "Underwriter"), as principal, at 100.00% of the aggregate principal amount less an underwriting discount equal to 0.250% of the principal amount of the Notes.

The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.